EXCLUSIVE BROKERAGE AGREEMENT

     This Agreement is made and entered into on this 6th day of February, 1995 by and between Street Retail, Inc., a Maryland corporation and wholly-owned subsidiary of Federal Realty Investment Trust ("Client"), and Westport Advisors Corporation ("Broker").

     In consideration of the mutual covenants set forth in this Agreement, the parties agree as follows:

     1. Client hereby appoints Broker as its exclusive real estate advisor for the purchase of urban retail buildings (i.e. not traditional "strip" shopping centers or shopping malls) located in Connecticut and Westchester County, New York (the "Metro Area"). Broker shall perform the duties of a real estate advisor; specifically, Broker shall conduct searches for properties which fit the criteria established by Client and assist Client with all aspects of the due diligence process in order to enable Client to evaluate the desirability and feasibility of acquiring such properties or any interest therein; such assistance shall include collecting and providing Client with market information such as demographics, information on competing properties, comparable rentals and sales and assistance in the appraisal and underwriting of the properties.

     2.       Broker represents and warrants that:

              a) Broker will act in accordance with the highest professional standards of the industry and in compliance with all applicable laws, regulations, codes, ordinances and orders.

              b) There are no obligations, commitments, or impediments of any kind that will limit or prevent the Broker's performance of its services and obligations pursuant to this Agreement.

              c) The Broker is duly licensed as a real estate broker in the State of Connecticut and New York.

              d) Broker will perform its services in a professional manner and in the most expeditious and economical manner consistent with the interest of Client.

              e) Advisor is an independent contractor and not an employee of Client.

     3. Broker's authority is limited to performing the services in accordance with the terms of this Agreement. Broker does not have any authority to enter into or execute any agreement for or on behalf of Client. No written proposals, offers or other information concerning Client shall be distributed without Client's prior written consent, which may be withheld in Client's sole and absolute discretion. Client shall have the right to specify Broker's degree of involvement, if any, with

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     respect to any negotiation of any contract of sale ("Contract of Sale").
     Broker acknowledges that entering into a Contract of Sale involves negotiation of complex provisions and issues, including business, tax and operational issues and liabilities relating to a property, and that Client, therefore, expressly reserves the right to reject any and all proposals for a Contract of Sale and to approve any and all terms and conditions of any proposed Contract of Sale as Client sees fit, in Client's sole and absolute discretion.

     4. The term of this Agreement ("Term") shall commence on January 1, 1995 and end at midnight on December 31, 1995, unless sooner terminated in accordance with the provisions of this Agreement.

     5. Client shall pay Broker a commission (the "Commission") equal to 1.50% (one and one-half percent) of the first twenty-five million dollars ($25,000,000) of the aggregate gross sales price of the properties acquired subject to this Agreement (i.e. each urban retail building, or buildings located in the Metro Area) (hereinafter, the "Properties") and 2.00% (two percent) of the aggregate gross sales price of the Properties acquired subject to this Agreement thereafter. Notwithstanding the foregoing, Commissions on the Udolf Portfolio, People's Bank and Mel Gordon Properties will be paid in accordance with Exhibit A attached hereto and will be specifically excluded from the $25,000,000 amount referenced above. Notwithstanding the foregoing, in the event a seller of one or more Properties has a broker representing its interest and the seller is paying a commission to such broker, Broker shall negotiate with the seller's broker to receive a portion of the commission paid by seller. Notwithstanding anything to the contrary contained in this Agreement, the following shall be conditions precedent to Client's obligation to pay the
     Commission:

              a) The execution and delivery by Client and seller of a Contract of Sale for one or more Properties acceptable in form and substance to Client, in Client's sole and absolute discretion; and

              b) The actual closing of the sale, including Client's payment of all monies due at closing, and transfer of title, or other evidence of ownership, to Client.

     Failure of either of these conditions shall preclude any claim for a Commission by Broker.

     It is further understood that the Commission shall be paid to Broker if,
     (i) within One Hundred Eighty (180) days after the expiration or termination of the Term, Client enters into a Contract of Sale for one or more Properties presented by Broker during the Term and named in a written list delivered to Client by Broker within ten (10) days following the expiration of the Term or the termination of this Agreement, (ii) such purchase is ultimately consummated, and (iii) the two conditions precedent to Client's obligation to pay the Commission, as set forth above, have been met. Broker's Commission shall be the sole compensation paid to

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     Broker and Broker shall not be entitled to reimbursement for any expenses or any other sums Broker incurs related to or involving the performance of the services. The Commission shall be paid to Broker at closing and Client hereby authorizes the attorney or title company conducting the closing to disburse the Commission to Broker at such closing. The Commission shall be payable if the transfer or sale is structured as a cash sale, like-kind exchange, partial sale, joint venture, newly formed partnership or transfer of stock.

     6. In no event shall Client be responsible to pay any persons or entities, other than Broker, any commissions or other remunerations of any kind in connection with this Agreement or by virtue of their association with Broker. Further, Client shall not be obligated to see to the application of the Commission, if any, due under this Agreement or the payment of any other remuneration for the benefit of any persons or entities other than Broker, and no other persons or entity shall be a third party beneficiary of this Agreement. Broker shall be solely responsible for the direct payment of any commissions or other remuneration of any kind due to other persons or entities claiming entitlement to a share of the Commission or any other remuneration under this Agreement or by virtue of their association with Broker. Broker hereby agrees to indemnify and hold Client harmless from and against any and all claims, demands, obligations, liabilities, losses and damages (including, without limitation, attorney's fees of counsel selected by Client) arising directly or indirectly out of or in connection with any claim for commissions or other remuneration of any kind for any person or entity claiming by, through or under Broker or relating in any way to this Agreement, or Broker's actions or failure to act pursuant to this Agreement; it being understood and agreed that Client's liability hereunder shall be limited to the payment to Broker of the Commission, if any, owed under the Agreement. This provision shall survive any termination of this Agreement.

     7. This Agreement may be terminated by either party upon thirty (30) days' written notice. In the event of termination by either party, Broker shall be entitled to receive only that Commission which it has earned pursuant to and in accordance with Section 5 of this Agreement and Client shall have no further obligations or liabilities hereunder.

     8. Broker's failure or refusal to perform or observe any obligation, covenant, or condition of this Agreement shall constitute an Event of Default. Should an Event of Default occur, Client may, at its option, terminate this Agreement without affecting any other remedy which it may have at law or in equity. Such termination shall be effective immediately upon Broker's receipt of written notice from Client. In such event, Broker shall be entitled to receive only that Commission which it has earned pursuant to and in accordance with Section 5 of this Agreement, less any and all damages, losses, claims, costs and expenses incurred or suffered by Client as a result of Broker's failure or refusal to perform and Client shall have no further obligations or liabilities hereunder.



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     9.       The name, "Federal Realty Investment Trust," refers to the
     Trustees, as trustees, but not individually or personally, under a Third Amended and Restated Declaration of Trust on file in the office of the Recorder of Deeds of the District of Columbia, which Declaration provides that neither the shareholders nor the Trustees, nor any officer, employee, representative or agent of Federal Realty Investment Trust shall be personally liable for the satisfaction of obligations of any nature whatsoever of Federal Realty Investment Trust. Accordingly, and in addition to the other limitations on liability set forth herein, Broker hereby agrees to look solely to Street Retail, Inc.'s property or Federal Realty Investment Trust's trust property for the satisfaction of any claim arising from this Agreement and shall not seek to impose personal liability on any shareholder, Trustee, officer, employee, representative or agent of Federal Realty Investment Trust. A similar limitation on liability shall be inserted in each document executed by Street Retail, Inc. (if any) pursuant to this Agreement.

     10. Whenever any demand, request, approval consent or notice ("Notice") shall or may be given by one party to the other, Notice shall be addressed to the parties at their respective addresses as set forth below and delivered by (i) hand, (ii) facsimile, (iii) a nationally recognized overnight express courier, or (iv) registered or certified mail return receipt requested. The date of actual receipt shall be deemed the date of service of Notice. In the event an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the date hand delivery is refused, (ii) the next business day in the case of delivery by overnight courier, or (iii) three (3) business days after mailing the notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address.

              Client:          Charles E. Garner II
                               Vice President
                               Street Retail, Inc.
                               4800 Hampden Lane, Suite 500
                               Bethesda, Maryland  20814

              with a copy to:

                               Street Retail, Inc.
                               4800 Hampden Lane, Suite 500
                               Bethesda, Maryland  20814
                               Attn:  Secretary

              Broker:          Westport Advisors Corporation
                               25 Sylvan Road South, Building F
                               Westport, Connecticut  06880
                               Attn:  Jack Alan Guttman, President

     11. This Agreement contains the entire agreement between Client and Broker, supersedes any prior agreements or understandings, and no oral

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     statements or prior written matter not specifically incorporated in this
     Agreement shall be of any force and effect. No variation, modification, or changes of this Agreement shall be binding on either party to the Agreement unless set forth in a document executed by these parties or a duly authorized agent, officer, or representative hereof.

     12. Neither Client nor Broker shall file or record any instrument or document relative to this Agreement in any public records.

     13. The heirs, transferees, successors, and assigns of the parties hereof shall be duly bound by the provisions hereof, provided Broker may not assign or otherwise transfer its right or obligation hereunder.

     14. The terms of the Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     15. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall together constitute one and the same instrument.


































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              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above stated.

                      CLIENT:

                      STREET RETAIL, INC.


              By:     Charles E. Garner II
                      Charles E. Garner II
                      Vice President


                      BROKER:

                      WESTPORT ADVISORS CORPORATION



                      By:      Jack Alan Guttman
                               Jack Alan Guttman
                               President































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                                      EXHIBIT A


     1. Udolf Properties - West Hartford and Avon, CT - Two percent (2.00%) commission.

     2. Peoples Bank (410 Greenwich Avenue) - Greenwich, CT - Two percent (2.00%) commission.

     3. Mel Gordon Properties - Bronxville, NY - Two percent (2.00%) commission.










































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